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                                                                    EXHIBIT 99.1

[IPASS LOGO]                                                        NEWS RELEASE



EDITORIAL CONTACT:
John Sidline                       Bryan Parker
iPass Public Relations             iPass Investor Relations
650-232-4112                       650-232-4170
jsidline@ipass.com                 bparker@ipass.com

                             iPASS ACQUIRES SAFE3W

IPASS OBTAINS NEW TECHNOLOGY TO DEEPEN ENDPOINT SECURITY AND EXTEND PROTECTION TO HOME PCS.

REDWOOD SHORES, CALIF. - OCTOBER 5, 2004 - As part of its Policy Orchestration initiative, iPass Inc. (NASDAQ: IPAS) announced today the acquisition of Safe3w, a privately-held Woodbury, NY company that has developed an innovative patented dynamic device "fingerprinting" technology. When integrated into the iPass connectivity platform, this technology will help ensure that only trusted computers - those devices that are identified and known to the IT department, and protected against identity theft, intrusion, viruses and worms - have access to corporate networks.

iPass will be working to quickly integrate Safe3w technology into its connectivity platform. In the near future, iPass intends to offer new service capabilities to help companies better enforce security on both company-owned remote and mobile computers as well as employee home PCs - every time they touch the Internet.

Along with the recently announced iPass Policy Orchestration initiative, this acquisition of Safe3w extends iPass' leadership from secure global corporate access into the protection of endpoints across Internet connections. Because iPass systems touch every user connection request, iPass services can control the connection state, placing iPass in position to protect workers' computers in accordance with their company's IT policies.

According to the analyst firm IDC, about two-thirds of U.S. employees will be mobile workers by the year 2006. This explosion in the number of mobile workers dramatically increases the need for technologies that protect corporate networks and the remote computers that access them. Because data and resources stored on remote computers are also increasing in value, the danger associated with not keeping these devices secure and up-to-date has reached a critical level.

Safe3w has developed a unique software-based approach that complements iPass' own technology and service roadmap. Integrating the Safe3w technology together with the iPass connectivity platform will allow iPass to deepen computer and network protection by layering device identification and authentication onto the connection process. This new capability will extend endpoint security in a unique and compelling way, allowing access control of mobile users to be based on a combination of three dimensions: Who they are; where they are; and now which device they are using.

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IPASS ACQUIRES SAFE3W                                                     PAGE 2

"The increased productivity of always-on connectivity and enterprise mobility come with inherent security risks," said Ken Denman, CEO of iPass. "The iPass Policy Orchestration initiative is being built to address the remote access security risks facing the enterprise by unifying the operation of multiple security services into a single mobility solution. The innovative technology from Safe3w fits naturally into iPass' service strategy and should contribute substantial value to customers through integration with our leading solutions."

iPass expects to make services based on Safe3w technology available this quarter to its corporate customers directly and through its diverse array of channel partners. iPass acquired Safe3w in a cash transaction for $8.5 million. Safe3w locations in Woodbury, N.Y. and Herzliya, Israel will become iPass offices.


ABOUT IPASS iPass Inc. (NASDAQ: IPAS) delivers enterprises simple, secure and manageable connectivity services for mobile workers as they move between office, home, and remote locations. iPass combines its global network of dial-up, Ethernet and the world's largest Wi-Fi footprint with support for campus wireless LANs and home broadband connections to deliver a unified and comprehensive solution. The award-winning iPassConnectTM user interface, centralized management, leading security features and powerful policy enforcement make iPass services the choice of hundreds of Global 2000 corporations including Ford Motor Company, John Deere and Mellon Financial. Founded in 1996, iPass is headquartered in Redwood Shores, Calif., with offices throughout North America, Europe and Asia Pacific. For more information visit www.ipass.com.

iPass(R) is a registered trademark of iPass Inc.

The statements in this press release relating to the benefits iPass expects it and its customers will obtain from iPass' acquisition of Safe3w, the timing of iPass' integration of the Safe3w technology into iPass' service offerings, and the new services iPass expects to deliver based on this new technology, are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Such risks and uncertainties include, but are not limited to: the risk that iPass may encounter unexpected technical difficulties in integrating the Safe3w technology into iPass' technology which could delay or prevent the offering of services based on the Safe3w "device fingerprinting" technology; the risk that security breaches may still occur despite the use of this device fingerprinting technology by innovative hackers that develop new methods of avoiding security software; and the risk that the rate of adoption by enterprises of such technology will not be as iPass anticipates, which if slow would reduce or eliminate the realization of the benefits of this anticipated new product. Detailed information about other potential factors that could affect iPass' business, financial condition and results of operations is included in the iPass' Quarterly Report on Form 10-Q under the caption "Factors Affecting Operating Results" in "Management's Discussion and Analysis of Financial Conditions and Results of Operations," filed with the Securities and Exchange Commission (the "SEC") on August 16, 2004 and available at the SEC's website at www.sec.gov. iPass assumes no obligation to update the information in this press release.


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